STOCKJUNGLE.COM

CODE OF ETHICS:
October 8, 1999

INSIDER TRADING AND SECURITIES TRANSACTIONS

     I.   NEED FOR POLICY

     StockJungle.com is committed to ensuring compliance with all laws regarding Insider Trading and Stock Tipping. In addition, as registered investment advisers, StockJungle.com and its employees have additional ethical and legal obligations that must be fulfilled in order to maintain the confidence and trust of our clients and to protect the assets entrusted to us.

     The purpose of this Policy is to state the Company's requirement that all employees comply fully with the laws prohibiting insider trading and tipping, and to set forth additional requirements and guidelines relating to employees' personal securities transactions.

     This Policy is designed to avoid even the appearance of impropriety, criminal liability, or civil liability.

     II.  INSIDER TRADING, TIPPING, AND CONFIDENTIAL INFORMATION

     The guiding principle behind the StockJungle.com policy is that client interests come first. In keeping with this principle, StockJungle.com requires that its employees:

     * Must not buy, sell, recommend or suggest that anyone else buy, sell, or retain, the securities of any company while in possession of inside information regarding that company. This prohibition on insider trading applies not only to personal transactions, but also bars trading for client accounts when in possession of insider information.

     * Must not disclose inside information to anyone, inside or outside of StockJungle.com (including family members, except to those who have a need to know such information) in order for StockJungle.com to carry on its business properly and effectively. Also, any permitted disclosure may only be made under circumstances that make it reasonable to believe that the information will not be misused or improperly disclosed by the recipient.

     *    Must  use  StockJungle.com's   confidential   information  solely  for
          legitimate Company purposes and must not improperly disclose such information.

     * Must use and protect all confidential information received from others strictly in accordance with the terms of the agreement or understanding that the information was received and with at least the same degree of care that would be applied to comparable StockJungle.com confidential information.

     *    Must  disclose  the number  and types of  accounts  that the  employee controls.
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     III. REQUIREMENTS FOR EMPLOYEES' SECURITIES TRANSACTIONS

     StockJungle.com employees are permitted to invest for their own account, provided that such investment activities comply with applicable laws and regulations, and are carried out in a manner consistent with StockJungle.com's policy. In addition, personal securities transactions must avoid even the appearance of a conflict of interest. The procedures and guidelines that follow set forth reporting obligations and additional rues of conduct that must be adhered to all StockJungle.com employees.

     Pre-clearance and reporting of personal securities transactions and other rules under this policy do not relieve employees from responsibility for compliance with the proscriptions against insider trading and tipping set forth above.

     All requirements of this policy pertain to each employee's transactions and transactions of associated accounts (Section IV (B)).

     A.   TRADING  AND   PRE-CLEARANCE   REQUIREMENTS   (See  also  Appendix  B,
          attached).

     * All employees must receive pre-clearance from the Trading Desk/Pre-Clearance Officer prior to engaging in a transaction involving any publicly traded equity and/or fixed income security (or any options or futures relating to such a security and/or fixed income security). Pre-clearance must be obtained by filing Form C with the Pre-Clearance Officer and receiving an approval log number. If clearance is not given, the employee must not proceed with the transaction. The fact that clearance is denied should be considered as confidential information and must not be disclosed.

     * Employees must provide the ticker, security name, type of order (market, limit, buy/sell), price, and quantity to the Trading Desk. Clearance will not be granted if there is a pending buy or sell for a managed account.

     * Transactions not effected the day clearance is granted must be re-cleared.

     * All transactions for the employee, his/her spouse, minor child, other household members accounts subject to your discretion and control (e.g. custodial and trust accounts), other accounts in which you have a beneficial interest and ability to influence transactions (e.g. joint accounts, co-trustee accounts, partnerships, investment clubs, associated accounts) must be pre-cleared in accordance with this policy.

     * Employees of StockJungle.com who are directly involved in either trading or investment management activities are prohibited from participating in initial public offerings (IPOs). Any purchases of new issues are allowed only in the secondary markets. StockJungle.com's Trading Desk must be notified prior to any transaction in the IPO market to ensure that it (StockJungle.com) does not have established relationships with broker-dealers participating in the offering.

     * Any employee directly participating in the decision or recommendation to buy, sell or retain a particular security must disclose any direct or indirect personal ownership of the security or any affiliation which the issuer which is the subject of the decision or recommendation.

     * No analyst or portfolio manager may buy or sell a security for his/her own account within 7 calendar days before or after transactions for his/her assigned accounts have been completed for that security. The

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
          clients' interests must always take precedence even if it requires the employee to delay taking action and suffer financial loss.

     * All information received by an employee as a result of the employee's employment with StockJungle.com is received in trust for StockJungle.com clients. Subject to the restriction on insider trading and tipping, and any requirements to keep such information confidential, it is the obligation of the employee to make such information known to other analysts and portfolio managers whose accounts might be interested in sum information and not to misappropriate such information for the employee's own financial benefit.

     * Particular attention should be paid to transactions in thinly traded issues where even small transactions for an employee's account might affect the market. A similar concern attaches to trading in derivative securities (options, futures, convertible bonds, etc.) where only a small movement in a security's price may be significant due to leverage.

     * In order to avoid the appearance of opportunistic trading in front of transactions for StockJungle.com accounts, employees should seek to avoid day-trades and should be prepared to hold investments for a significant interval (minimum of 60 days).

     * No employee may solicit or accept any offer made by any person if as a result the employee would be able to purchase or sell any security at a price or under conditions more favorable than those offered to StockJungle.com's clients.

     * Although StockJungle.com employees may conduct trading for their own account within the limits off his policy, trading during working hours should be limited. Extensive trading that may affect on-the-job performance may be considered a violation of this policy and StockJungle.com. In addition, StockJungle.com reserves the right to prohibit employees from trading in certain securities and markets.

     * The Pre-Clearance Officer may rescind approval before the employee completes the trade. In this case, the employee should not continue, and should seek clearance on a future date.

     B.   TRANSACTIONS EXEMPT FROM PRE-CLEARANCE

          The following transactions are not subject to the pre-clearance procedures:

          1)   All open-end mutual fund shares,  dividend reinvestment plans and
               optional   cash   purchases,   "blind"   managed   accounts,   or
               StockJungle.com employee investment programs.

     IV.  RESPONSIBILITY

     All employees must strictly observe the provisions of this Policy. An employee's actions with respect to matters governed by this Policy are significant indications of the individual's judgment, ethics, and competence. Any actions in violation of the Policy will constitute an important element in the evaluation of the employees for retention, assignment, and promotion. Violations of this Policy will be grounds for appropriate disciplinary action. Disciplinary action may include disgorging of profits, liquidation of holdings, suspension of trading privileges, and discharge.

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
     All Managers are required to take appropriate measures to ensure that their employees understand and comply with this Policy. All employees shall acknowledge in writing, when first assigned to StockJungle.com and annually thereafter, their commitment to comply with this Policy. A copy of the Acknowledgment form appears as Attachment A.

     The President of StockJungle.com shall be responsible for the interpretation and enforcement of this Policy. Employees with questions concerning whether conduct is consistent with the mandates of this Policy shall consult the President prior to engaging in such conduct. Employees who believe any other employee is engaged in conduct prohibited by this Policy, or that any other person or firm representing StockJungle.com is engaged in such conduct will promptly report such information to the appropriate level of management.

     Upon request, employees shall submit copies of brokerage account statements, confirmations, and other related materials with respect to their personal and associated accounts to be used to audit compliance with these reporting and clearance procedures and with the proscriptions against insider trading and tipping set forth above. The statements should be provided no later than ten (10) days after the request is made.

     V.   DEFINITIONS

     "Inside information" means non-public information (i.e. information which is not available to investors generally) that a reasonable investor would consider to be important in deciding whether to buy, sell or retain a security (e.g. stock; bond; option) including, for example, non-public information relating to a pending merger, acquisition, disposition, joint venture, contact award or termination, major lawsuit or claim, earnings announcement or change in dividend policy, significant product development, or the gain or loss of a significant customer or supplier. Any nonpublic information may be inside information regardless of whether it is developed internally or obtained from others (e.g. the issuer, current or prospective customers, suppliers or business partners) and whether it relates to StockJungle.com or any other company or entity. Information is still considered non-public until the market has had a reasonable time after public announcement to assimilate and react to the information.

     "Confidential information" means any non-public information concerning StockJungle.com activities or developed by StockJungle.com or received by StockJungle.com under an express or implied agreement or understanding that the information will be treated in confidence or used only for a limited purpose, regardless of whether or not it would be considered to be important by investors. Examples of confidential information include stocks recommended for purchase or sale for client accounts, details of final transactions, and identity and terms of customer accounts.

      "Associated account" means securities and futures accounts of the employee's (I) spouse, (II) minor children, and (III) other household members, as well as (IV) any other accounts subject to an employee's discretion or control (e.g. custodial and trust accounts, etc.), and (V) any other accounts in which the employee has a beneficial interest and a substantial ability to influence transaction (e.g. joint accounts, co-trustee accounts, partnerships, investment clubs). The provisions of this Policy apply to transactions in any personal account or "associated account".

     VI.  PENALTIES FOR VIOLATION

     Disciplinary action, up to and including discharge, may be taken against employees who violate this policy. Violation of the laws prohibiting insider trading and tipping could both damage StockJungle.com's reputation and subject the Company, as a "controlling person" under applicable securities laws, to significant civil liability and fines. Additionally, employees violating trade laws could face individual criminal penalties of up to $1 million in fines and imprisonment.

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                                   APPENDIX A

     StockJungle.com   Insider   Trading  and  Securities   Transaction   Policy
Acknowledgement


I hereby acknowledge that I have received previously or coincidently with this Acknowledgment a copy of the StockJungle.com Insider Trading and Securities Transaction Policy dated October 8, 1999. I have read and understand this Policy. I understand my obligation to observe this Policy, including my obligation report promptly to the appropriate level of management, or to legal counsel, if I obtain information that gives me reason to believe that my employee, person or firm is engaged in conduct prohibited by this Policy. To the best of my knowledge, I have observed this policy in the past. I will observe it in the future.

Signature: ____________________________________


Print: ________________________________________


Title or Position: ____________________________


Date: _________________________________________

                                   APPENDIX B

                                 STOCKJUNGLE.COM

 Insider Trading & Securities Transactions Summary Guidelines for Pre-clearance

TRANSACTION TYPE:                                   PRE-CLEARANCE REQUIREMENTS:


Initial Public Offerings (IPOS)                     PROHIBITED FROM TRADING

Publically traded securities                        Pre-clear with Trading Desk

Derivatives (options, futures, warrants, etc.)      Pre-clear with Trading Desk

Fixed income securities, tax-exempt                 Pre-clear with Trading Desk

Fixed income securities, taxable                    Pre-clear with Trading Desk

                                   APPENDIX C

                 PERSONAL TRADING REQUEST AND AUTHORIZATION FORM

Name: ___________________________   Date: __________________



Company Name and Ticker: ______________________________________________________


Type of Order: _________________________________________________________________
(Buy, Sell, Market or Limit)


Approximate Price: _____________________________________________________________


Number of Shares: ______________________________________________________________


To the best of your knowledge, are you, or is any member of your immediate family, an officer or director of the issuer of the securities or any affiliate of the issuer? Yes__No__

If yes, please describe:________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

Describe any direct professional or business relationship you may have with the issuer:

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________



Signature: _______________________ Date: __________________